Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement, made as of this 3rd day of October, 2006 (“Effective Date”), between Crown Media Holdings, Inc., a Delaware corporation, with offices at 12700 Ventura Boulevard, Los Angeles, California 91604 (“Employer”) and Henry Schleiff (“Employee”).

WHEREAS, Employer desires to employ Employee as provided herein and Employee desires to be employed by Employer upon the terms and conditions set forth:

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.             Employment Duties.

                (a) As of the Effective Date, Employer hereby employs and Employee agrees to serve as President and Chief Executive Officer reporting solely and directly to the Board of Directors of Employer. Employee agrees to perform such services consistent with Employee’s position as shall, from time to time, be reasonably assigned to Employee. Employee shall use Employee’s best efforts to promote the interests of Employer and shall devote Employee’s full business time, energy and skill exclusively to the business and affairs of Employer during the “Term” (as “Term” is defined in Paragraph 2 below); it being understood, however that Employee may devote reasonable time to charitable activities, educational and industry events.

(b)           Employee’s primary duties shall be to act as the chief executive officer and operating head of Employer responsible for administering the approved annual budget and directing the overall development of Employer’s business subject to the guidance of the Board of Directors. During the course of Employee’s employment hereunder, Employer may create or utilize subsidiary companies to conduct the activities and businesses of Employer. Employer shall have the right, without additional compensation to Employee, to loan or make available Employee’s services to any such subsidiary, provided that his duties as an officer of such subsidiary shall be consistent with his duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee’s services for each such entity. All employees of the Company, including employees of any such subsidiaries, shall report to Employee or his designees.

2.             Term of Employment. The term of Employee’s employment (“Term”) with Employer shall commence on the Effective Date and shall end on the day before the fourth (4th)

anniversary of the Effective Date, unless terminated earlier as provided in Paragraph 8 of this Employment Agreement (“Agreement”) or extended by mutual agreement of the parties.

3.             Compensation.

                (a)           Salary. As compensation for Employee’s services hereunder, Employer shall pay to Employee a base salary at the annual rate of One Million Dollars ($1,000,000.00) with a minimum four percent (4%) annual increase each year on the anniversary date of the Effective Date of this Agreement.

                (b)           Performance Bonus. So long as Employee is employed through each year end (or through the end of the Term for the final year of the Agreement), then following the end of each calendar year during the Term, Employee is eligible to be paid an annual performance bonus, to be prorated for partial calendar years. The target bonus will be 100% of base salary for the applicable period, with a potential payout range of 0% to 200%, with a minimum guarantee of 50% for each year of the Term (subject to proration for partial years). Accordingly, for 2006, Employee will receive a pro-rata bonus, and thereafter the bonus will be determined on a calendar year basis. The bonus will be based on achievement of criteria determined by the Crown Media Compensation Committee in consultation with Employee and will include such factors as improved EBITDA, demographics, operating cash, MSO renewal progress, ad revenue and appropriate discretionary considerations. Such bonus will be paid to Employee on the date following the applicable calendar year that Employer designates for payment of bonuses to its employees in general, but in no event later than the next following March 15.

                (c)           LTI-RSUs. Employer will award to Employee Restricted Stock Units (“RSUs”) in an RSU agreement (attached as Schedule B) and pursuant to the terms of and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (attached as Schedule C).

                (d)           LTI-SARs. Employer will award to Employee Stock Appreciation Rights (“SAR”) pursuant to the terms of the attached SAR Agreement (attached as Schedule D).

                (e)           Transaction Bonus. In the event a Change in Control (“CIC”) (as defined in Schedule D) occurs during the first year of Employee’s employment, unless Employee’s employment is terminated pursuant to Paragraph 8(f) below, Employee shall be entitled to a bonus in the amount of Six Million Dollars ($6,000,000) (“Transaction Bonus”). The Transaction Bonus will be increased by One Million Dollars ($1,000,000) for each succeeding year Employee remains employed with Employer prior to a CIC through the fourth year of this Agreement, up to a maximum of Nine Million Dollars ($9,000,000). Any such Transaction Bonus will be payable six (6) months after the date of the CIC. If Employee’s employment is terminated pursuant to Paragraph 8(a)(i) or 8(a)(ii) or Paragraph 8(b) below and (i) a CIC occurs within ninety (90) days after such termination or (ii) an agreement that will result in a CIC is executed by Employer prior to such termination and a CIC occurs within one hundred-eighty (180) days after such termination then, Employee shall be entitled to the applicable Transaction Bonus calculated on the date (x) Employee’s employment terminates if such termination is pursuant to Paragraph 8(a)(i) or 8(a)(ii) or (y) of the CIC if Employee’s employment is terminated pursuant to Paragraph 8(b). Under no circumstances shall Employee be entitled to any Transaction Bonus if his employment is terminated pursuant to the provisions of Paragraph 8(a)(iii). Employee will require in any CIC that the purchaser assume in writing liability for payment of the Transaction Bonus, it being agreed that no such assumption by the purchaser shall relieve Employer from responsibility for such payment, the full and timely payment of which will be guaranteed by Employer without any need for Employee to exhaust remedies against the purchaser in the event of non-payment.

                (f)            Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation amounts required under applicable laws and for participation in any employee benefit plans.

                (g)           Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, business periodicals, professional memberships, cellphone and/or blackberry and other expenditures incurred by Employee in connection with Employee’s services to Employer in accordance with Employer’s expense account policies for its senior executive personnel.

                (h)           Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) group medical, dental, life and disability insurance as per Employer policy; (ii) any other fringe benefits on terms that are or may become available generally to senior executive level employees of Employer. Employee shall also be entitled to four (4) weeks paid vacation for each year of the Term, a car allowance of $1,667 a month, a financial consulting reimbursement of up to $5,000 per year, and may upgrade to first class airline travel when business class is unavailable; provided, however, that under all circumstances, Employee shall be entitled to first class airline travel between Los Angeles and New York.

4.             Place of Employment. During the Term, Employee shall be required to perform Employee’s duties at the offices of Employer in New York City. Employee shall undertake reasonable travel required by Employer in connection with the performance of Employee’s duties hereunder, but Employee shall not be required to relocate.

5.             Confidentiality, Intellectual Property; Name and Likeness.

                (a)           Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee’s duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to Employee’s own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Executive Vice President, Legal and Business Affairs and General Counsel of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

                (b)           During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments and formats are and will be the property of Employer. Employee further agrees, at Employer’s request, to do whatever is necessary or desirable to secure for the

Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer’s expense.

                (c)           Employer shall have the right in perpetuity to use Employee’s name in connection with credits for programming, properties and projects for which Employee performs any services pursuant to this Agreement.

6.             Employee’s Representations. Employee represents and warrants that Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder.

7.             Non-Competition; No Raid.

                (a)           During the Term, Employee shall not engage directly or indirectly, whether through self-employment or as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of Employee’s duties or obligations hereunder or which is directly competitive with the primary business of the Employer or its subsidiaries including, but not limited to, the basic cable distribution of entertainment programming. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character. In the event of a breach of this Paragraph 7(a) by Employee or a claim by Employee pursuant to this paragraph, both Employer and Employee shall have all of the remedies available to Employer at law or in equity. Notwithstanding Paragraph 9 below, Employee and Employer agree that temporary and permanent injunctive relief may be sought by either in a court of law to enforce the provisions of this Paragraph 7 (a) and Paragraph 7 (b).

                (b)           Employee further agrees that during the Term and for a period of one year thereafter, Employee will not (i) employ, or attempt to employ or assist anyone else to employ, any person who is, at the date of termination of Employee’s employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer, (ii) publicly disparage Employer or its Board of Directors, individually or collectively, or (iii) interfere with Employer’s relationships with suppliers, customers, or other organizations or individuals with which the Employer has a business relationship or is pursuing a business relationship during the Term.

8.             Termination.

                (a)           This Agreement may be terminated and the Term ended on five (5) business days’ written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

                                (i)            The death of Employee;

                                (ii)           A serious health condition of Employee that incapacitates Employee (as defined under the Family Medical Leave Act) for a period exceeding an aggregate of twelve (12) work weeks during any twelve month period of the Term. For purposes of counting the aggregate work weeks, days properly designated by Employee as vacation days shall not be counted;

                                (iii)          For “cause,” which for purposes of this Agreement shall be defined as:

                                                (A)          The illegal use of a controlled substance, or the immoderate use of alcohol, either of which adversely, materially affects Employee’s performance of Employee’s services under this Agreement;

                                                (B)           Employee’s commission of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

                                                (C)           Employee’s persistent and material failure or refusal after written notice to perform any of Employee’s duties and responsibilities pursuant to this Agreement as determined by the Board of Directors;

                                                (D)          Employee’s dishonesty in financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of Employee’s duties hereunder; or

                                                (E)           Employee’s material breach of any provision of this Agreement which is not cured after written notice and reasonable opportunity and time has been given to cure; provided, that no opportunity need be given to cure if Employee’s breach is not curable.

                                                (F)           Employee’s voluntary resignation other than as permitted in Paragraph 8(c) and other than for Good Reason. For purposes hereof, ‘Good Reason’ shall mean Employer’s material breach of any provision of this Agreement which is not cured after written notice and twenty (20) business days have been given to cure; provided that no opportunity need be given to cure if Employer’s breach is not curable. Without limitation, events of Good Reason shall include (i) a reduction of Employee’s title, reporting lines and/or authority and (ii) a change of Employee’s principal place of business to outside of New York City without Employee’s consent. A termination by Employee for Good Reason will be treated in the manner described in Paragraph 8(d) and in all other respects in precisely the same fashion as if Employee’s employment had been terminated by Employer other than under Paragraph 8(a)(i), (ii) or (iii), even if specific reference to a termination for Good Reason is not made in any applicable provision.

In the event of termination under Paragraph 8(a)(iii), solely for purposes of Paragraph 7, the Term shall not be deemed terminated and shall continue until the first to occur of twelve (12) months from termination or the fourth (4th) anniversary of the Effective Date.

                                (b)           Employer shall also have the right to terminate Employee at any time for any reason or no reason prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with written notice.

                                (c)           In the event of a CIC, Employee shall have the right to terminate his employment six (6) months after the CIC occurs.

                                (d)           In the event of a termination pursuant to Paragraph 8(b) or 8(c) or by Employee for Good Reason, Employee shall not be entitled to any further compensation or benefits except (1) as may be provided under the RSU and/or SAR Agreements (which shall be paid when due); (2) the remaining base salary described in Paragraph 3(a) above for the balance of the Term (as though no termination had occurred) (“Severance Period”), paid in a lump sum within ten (10) days following such termination and discounted at the lower of the “prime rate” or 120% of the applicable Federal rate (within the meaning of Section 1274(d) of the Internal Revenue Code) to present value at the time of payment; (3) vested ERISA benefits (e.g., 401k plan); (4) benefits that may be required by law (e.g., COBRA); (5) pro rata bonus through the date Employee’s job duties end to be paid as provided in paragraph 3(b) above; (6) a lump sum payment (discounted and paid in accordance with clause 2 above) equal to fifty percent (50%) of performance bonuses due through the end of the Term, calculated at target (to the extent not yet paid); and (7) if a CIC has occurred, any Transaction Bonus shall be paid within ten (10) days following such termination. Employee shall have no obligation to seek comparable employment, and if Employee does accept other employment during the Severance Period, there will be no offset by Employer against the amounts payable under this Paragraph 8(d). If Employer terminates Employee under Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

                                (e)           In the event that Employee’s employment is terminated due to any of the reasons set forth in Paragraph 8(a) above, Employee shall not be entitled to any further compensation or benefits except as hereafter provided in this Paragraph 8(e). Employee shall be paid Employee’s salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer’s obligation to pay salary to Employee shall terminate. Should Employer terminate this Agreement due to medical absence as defined in paragraph 8(a)(ii) above, Employer shall continue to pay Employee base salary for a period of six (6) months after the conclusion of the twelve (12) work weeks. After making the payments provided for in this subparagraph, Employer shall have no further obligations to Employee pursuant to this Agreement, except (1) as may be provided under the RSU and SAR Agreements; (2) as provided under Paragraph 3(e) (Transaction Bonus);(3) vested ERISA benefits; or (4) benefits that may be required by law (e.g. COBRA).

                                (f)            If Employee is terminated for any reason set forth in Paragraph 8(a)(iii) within the first six (6) months after a CIC, this Agreement will terminate, except as otherwise provided in Paragraph 8 (a)(iii), and the successor Employer will have no obligation to provide further compensation or benefits, except as provided under Paragraph 8(e) above.

                                (g)           Upon termination of this Agreement Employee shall promptly return all of Employer’s records (both hard copy and electronic) and property to Employer.

                                (h)           Upon termination of Employee’s employment for any reason, Employee shall tender Employee’s resignation from the Board of Directors of Employer and any of Employer’s subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

                9.             Arbitration. Any dispute between the Employee and Employer involving any provision of this Agreement or employment matter; including any claim of discrimination under state and federal law, other than an action in court requesting temporary or permanent injunctive relief as set forth in Paragraph 7 above, shall be resolved by arbitration under the employment rules of the American Arbitration Association and in accordance with applicable law, allowing all damages and remedies available in a court action. Such arbitration shall be conducted in the New York metropolitan area before one (1) neutral arbitrator who is a lawyer with expertise in employment law or a panel of three (3) arbitrators, as mutually agreed upon between Employer and Employee. Employer shall pay the expenses of the arbitration and each party shall pay its own legal fees and expenses. The arbitrator(s) shall provide a reasoned opinion supporting his/her conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties, but such conclusions of law shall be subject to appeal in any court of competent jurisdiction. The parties further stipulate that the laws of New York, applicable to contracts made and to be wholly performed therein, shall apply to any dispute or action regarding this Agreement.

                10.           Assignment. This Agreement is a personal contract and, without the prior written consent of Employer, shall not be assignable by the Employee. The rights and obligations of Employer may be assigned and such assignment shall bind in their entirety the successors and assigns of Employer. In the event of a CIC, the Employer shall require any successor to assume in writing the rights and obligations of this Agreement, including, without limitation, payment of the Transaction Bonus, as provided for in Paragraph 3(e) hereof; provided, however, that same shall not release Employer, and the full and timely payment of all obligations due Employee will be guaranteed by Employer without any need for Employee to exhaust remedies against the purchaser in the event of non-payment. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

                11.           Indemnification; Insurance. Employer agrees to indemnify Employee to the extent set forth in Employer’s by-laws. Further, Employer agrees to maintain Directors and Officers Liability insurance coverage for Employee comparable to that provided for other officers and directors, subject to existing market conditions.

                12.           Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

                13.           Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer’s records, and a copy of notices also shall be sent to Daniel M. Wasser, Franklin, Weinrib, Rudell & Vassallo, P.C., 488 Madison Avenue, New York, New York 10022. Notices to Employer shall be addressed to the Board of Directors, with a copy to the General Counsel, Crown Media Holdings, Inc., 12700 Ventura Boulevard, Suite 200, Studio City, California, 91604. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

                14.           Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

                15.           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

                IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.

	By:	/s/ Donald J. Hall, Jr.
:	Title	Co-Chairman

EMPLOYEE
/s/ Henry Schleiff
Henry Schleiff

Schedule D

“Change in Control” shall mean (i) the sale of shares, or a merger or other business combination of Crown so that immediately thereafter, Hallmark Cards, Incorporated or its current or future subsidiaries (“Hallmark”) no longer own directly or indirectly 50% or more of the Crown Stock or (ii) a sale of all or substantially all of the assets of Crown to persons other than Hallmark.